The Cereghino Group corporate investor relations 1809 - 7th Avenue South, Suite 1414 Seattle, WA 98101 206.762.0993 www.stockvalues.com	CONTACT:	FIRST MUTUAL BANCSHARES John Valaas, President & CEO Roger Mandery, Executive VP & CF 425.455.7300 NEWS RELEASE
FIRST MUTUAL BANCSHARES POSTS RECORD PROFITS IN SECOND QUARTER AND FIRST HALF OF 2006;
SOLID LOAN GROWTH CONTRIBUTES TO 11% EPS GROWTH, CREDIT QUALITY REMAINS VERY STRONG

BELLEVUE, WA - July 19, 2006 - First Mutual Bancshares, Inc., (Nasdaq: FMSB) the holding company for First Mutual Bank, today reported that the Business Banking Division has generated additional core deposits and prime-based loans, contributing to the 55th consecutive quarter of record year-over-year profits. In the quarter ended June 30, 2006, net income was $2.7 million, compared to $2.5 million in the second quarter a year ago, and earnings per diluted share grew 11% to $0.50, compared to $0.45 per share a year ago. For the first six months of 2006, net income was $5.4 million, up from $5.1 million in the first half of 2005, with diluted earnings per share growing 9% to $1.00, compared to $0.92 in the same period last year.

In the first quarter of this year, First Mutual began expensing stock options. In the first six months of 2006, stock option expense was $260,000, which decreased earnings by $171,000, net of tax, or $0.02 per diluted share. Had the expensing of stock options started on January 1, 2005, earnings in the first half of last year would have been negatively impacted by $216,000, net of tax, or $0.03 per diluted share. Subtracting out the cost of stock option expense from a year ago, year-to-date pro forma earnings per share would have reflected a 12% increase over the first half of 2005. As the beneficiary of an insurance policy on the life of a deceased employee, First Mutual accrued $400,000 in proceeds in the second quarter of 2006, which offset the impact of the stock option expense.

Financial highlights for the second quarter of 2006, compared to a year ago, include:

1. Loan originations increased by 15%, with an emphasis on prime-based business loans.

2. Net portfolio loans grew 8% and deposits were up 6%.

3. Credit quality remains excellent: non-performing assets were just 0.03% of total assets, net charge-offs were $60,000.

4. Return on average equity improved to 17.3%.

Management will host an analyst conference call tomorrow morning, July 20, at 7:00 am PDT (10:00 am EDT) to discuss the results. Investment professionals are invited to dial (303) 262-2140 to participate in the live call. All current and prospective shareholders are welcome to listen to the live call or the replay through a webcast posted on www.firstmutual.com. Shortly after the call concludes, a telephone replay will be available for a month at (303) 590-3000, using passcode 11064027#.

"Growing our Business Banking Division has been a priority, and we had some material success over the past year," stated John Valaas, President and CEO. "Building the low-cost deposits and prime-based loans that are inherent in those relationships can help mitigate our interest rate risk. We have deepened our ties with members of the local business community, generating strong loan and core deposit growth despite intense pricing competition."

New loan originations were $158 million in the second quarter of 2006, compared to $121 million in the preceding quarter and $137 million in the second quarter of 2005. Net portfolio loans increased by 8% to $899 million,

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July 19, 2006

compared to $832 million at the end of June 2005. Total assets grew by 6% to $1.10 billion, from $1.05 billion at the end of second quarter last year.

At the end of June 2006, income property loans were 28% of First Mutual's loan portfolio, compared to 37% a year earlier. Non-conforming home loans had grown to 26% of total loans, compared to 24% a year earlier. Business banking accounted for 16% of total loans, compared to 13% at the end of the second quarter last year. Consumer loans remained flat at 12% of total loans, primarily due to the sale of $10 million of sales finance loans in the second quarter. Single family custom construction, commercial construction and single-family speculative construction loans all grew slightly to 10%, 5%, and 3% of total loans, respectively.

"After modest loan growth in the first quarter, activity improved in the second quarter," Valaas said. "We continued to build on our residential lending portfolio, and business banking was also strong. Looking toward the third quarter, I expect we will slow loan growth in light of escalating funding costs to preserve our margins."

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July 19, 2006

Although 82% of First Mutual's portfolio consists of adjustable rate loans, the 16% increase in earning-asset yields over the past year was outpaced by a 45% rise in funding costs. The yield on earning assets improved to 7.44% in the June 2006 quarter, compared to 7.17% in the preceding quarter and 6.39% in the second quarter last year. The cost of interest-bearing liabilities was 3.79% in the second quarter of 2006, compared to 3.41% in the previous quarter and 2.62% in the second quarter a year ago. The net interest margin was 3.91% in the second quarter, compared to 4.02% in the quarter ended March 31, 2006, and 4.01% in the June 2005 quarter. For the first six months of 2006 the net interest margin was 3.96%, compared to 4.04% in the first half of last year.

Total deposits increased 6% to $760 million at the end of June, compared to $720 million at the end of the second quarter of 2005. Core deposits grew by 12% to $293 million, from $261 million at the end of the second quarter last year, while time deposits increased by 2% to $467 million, versus $459 million a year ago, reflecting an $8 million growth in brokered deposits.

Business checking has grown by 309 accounts over the past year to 2,397 at quarter-end, with the associated balance rising 13% to $50 million since the middle of 2005. Consumer checking accounts increased by 385 accounts to 7,568 at the end of June 2006, with the total balances declining 5% from a year ago to $53 million.

"On a year-over-year basis, our growth in core deposits has eclipsed our increase in costlier time deposits," Valaas said. "However, we experienced an overall decline in deposits during the second quarter, reflecting our decision to avoid locking in long-term, high-cost deposits. In order to fund our strong loan growth in the quarter, we utilized wholesale funds as well as $7 million of securities that matured during the quarter."

Net interest income was $10.0 million in the second quarter, up slightly from $9.8 million in the same quarter last year, with a 52% increase in interest expense tempering the 22% interest income growth. Noninterest income was $2.1 million in the quarter ended June 30, 2006, up 31% from $1.6 million in the second quarter a year ago, primarily due to the insurance proceeds. Noninterest expense was up 10% to $7.8 million in the second quarter of 2006, compared to $7.1 million in the same quarter last year, with the expensing of stock options and an increase in loan officer commissions driving up salary and employee benefit expenses.

Total revenues increased 6% for both the three- and six-month periods. In the second quarter of 2006, revenues were $12.1 million, compared to $11.4 million in the same quarter last year. For the first half of 2006, revenues were $24.0 million, up from $22.6 million in the same period a year ago.

For the first six months of 2006, net interest income was $20.3 million, up 3% from $19.6 million in the first half of last year. Noninterest income grew 28% to $3.8 million, compared to $2.9 million in the six months ended June 30, 2005, primarily due to an increase in the gain on sale of loans and the insurance proceeds. Noninterest expense was $15.5 million, an 11% increase over $14.0 million in the first half of 2005.

First Mutual generated a return on average equity (ROE) of 17.3% in the second quarter and 17.5% in the first half of 2006, compared to 16.0% and 16.5%, respectively, last year. Return on average assets was 0.99% in the second quarter and first six months, a two basis point improvement over the year-ago quarter and a one basis point drop from the first half of last year. The efficiency ratio was 64.9% for the quarter and 64.6% for the six-month periods through June 2006, versus 62.7% and 62.1%, respectively, in the same periods a year earlier.

"While credit quality remains strong nearly industry-wide, First Mutual has a proven track record of maintaining excellent credit quality regardless of the economic cycle," Valaas said. "We have again posted a decline in non-performing assets with very moderate net charge-offs."

Non-performing loans (NPLs) were $386,000, or 0.04% of gross loans at June 30, 2006, compared to $793,000, or 0.09% of gross loans a year earlier. Non-performing assets (NPAs) were also $386,000 at quarter-end, or 0.03% of total assets, compared to $797,000, or 0.08% of total assets at the end of June 2005. Net charge-offs were just $60,000 in the second quarter, while the provision for loan losses was $135,000. As a result, the loan

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July 19, 2006

loss reserve grew to $10.2 million (including a $341,000 liability for unfunded commitments), or 1.09% of gross loans and far in excess of non-performing loans.

First Mutual's consistent performance has garnered attention from a number of sources. Keefe, Bruyette & Woods named First Mutual to its Honor Roll in 2004 and 2005 for the company's 10-year earnings per share growth rate. In August 2005, U.S. Banker magazine ranked First Mutual #34 in the Top 100 Publicly Traded Mid-Tier Banks, which includes those with less than $10 billion in assets, based on its three-year return on equity.

First Mutual Bancshares, Inc. is the parent company of First Mutual Bank, an independent, community-based bank that operates 12 full-service banking centers in the Puget Sound area and a sales finance office in Jacksonville, Florida.

www.firstmutual.com

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FMSB - Record Profits in 2Q06

July 19, 2006

INCOME STATEMENT	Three		Quarters Ended		One
(Unaudited) (Dollars In Thousands, Except Per Share Data)	Month Change	June 30, 2006	March 31, 2006	June 30, 2005	Year Change
INTEREST INCOME:
Loans Receivable		$18,518	$17,547	$14,823
Interest on Available for Sale Securities		1,088	1,193	1,267
Interest on Held to Maturity Securities		87	90	102
Interest Other		132	118	94
Total Interest Income	5%	19,825	18,948	16,286	22%

INTEREST EXPENSE:
Deposits		6,447	5,916	4,254
FHLB and Other Advances		3,353	2,801	2,206
Total Interest Expense	12%	9,800	8,717	6,460	52%

Net Interest Income	-2%	10,025	10,231	9,826	2%
Provision For Loan Losses		(135)	(71)	(450)
Net Interest Income After Loan Loss Provision	-3%	9,890	10,160	9,376	5%

NONINTEREST INCOME:
Gain on Sales of Loans		554	756	420
Servicing Fees, Net of Amortization		300	335	369
Fees on Deposits		194	182	171
Other		1,009	442	612
Total Noninterest Income	20%	2,057	1,715	1,572	31%

NONINTEREST EXPENSE:
Salaries and Employee Benefits		4,477	4,446	4,332
Occupancy		1,043	1,010	849
Other		2,315	2,232	1,962
Total Noninterest Expense	2%	7,835	7,688	7,143	10%

Income Before Federal Income Tax		4,112	4,187	3,805
Provision for Federal Income Tax		1,400	1,473	1,288
NET INCOME	0%	$2,712	$2,714	$2,517	8%

EARNINGS PER COMMON SHARE:
Basic	0%	$0.51	$0.51	$0.47	9%
Diluted	0%	$0.50	$0.50	$0.45	11%

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic		5,315,843	5,301,838	5,319,017
Diluted		5,432,078	5,407,028	5,554,215

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INCOME STATEMENT	Six Months Ended
(Unaudited) (Dollars In Thousands, Except Per Share Data)	June 30, 2006	June 30, 2005
INTEREST INCOME:
Loans Receivable	$36,065	$28,755
Interest on Available for Sale Securities	2,281	2,538
Interest on Held to Maturity Securities	177	196
Interest Other	250	196
Total Interest Income	38,773	31,685	22%

INTEREST EXPENSE:
Deposits	12,363	7,825
FHLB and Other Advances	6,154	4,234
Total Interest Expense	18,517	12,059	54%

Net Interest Income	20,256	19,626	3%
Provision For Loan Losses	(206)	(850)
Net Interest Income After Loan Loss Provision	20,050	18,776	7%

NONINTEREST INCOME:
Gain on Sales of Loans	1,310	945
Servicing Fees, Net of Amortization	635	695
Fees on Deposits	376	306
Other	1,451	996
Total Noninterest Income	3,772	2,942	28%

NONINTEREST EXPENSE:
Salaries and Employee Benefits	8,923	8,278
Occupancy	2,053	1,633
Other	4,547	4,095
Total Noninterest Expense	15,523	14,006	11%

Income Before Federal Income Tax	8,299	7,712
Federal Income Tax	2,873	2,611
NET INCOME	$5,426	$5,101	6%

EARNINGS PER COMMON SHARE:
Basic	$1.02	$0.96	6%
Diluted	$1.00	$0.92	9%

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	5,308,879	5,310,175
Diluted	5,450,956	5,553,308

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July 19, 2006

BALANCE SHEET	Three	June 30, 2006	March 31, 2006	June 30, 2005	One Year Change	December 31, 2005
(Unaudited) (Dollars in Thousands)	Month Change
ASSETS:
Interest-Earning Deposits		$918	$3,235	$1,817		$1,229
Noninterest-Earning Demand Deposits and Cash on Hand		20,084	23,037	15,905		24,552
Total Cash and Cash Equivalents	-20%	21,002	26,272	17,722	19%	25,781

Mortgage-Backed and Other Securities, Available For Sale		97,139	110,064	121,430		114,450
Loans Receivable, Held For Sale		20,501	13,920	13,408		14,684
Mortgage-Backed and Other Securities, Held To Maturity
(Fair Value of $6,032, $6,284, $7,754, and $6,971 respectively)		6,153	6,342	7,663		6,966
Loans Receivable	3%	908,738	881,462	841,582	8%	878,066
Reserve For Loan Losses		(9,821)	(10,087)	(9,709)		(10,069)
Loans Receivable, Net	3%	898,917	871,375	831,873	8%	867,997

Accrued Interest Receivable		5,365	5,362	4,811		5,351
Land, Buildings and Equipment, Net		35,080	34,269	31,128		33,484
Real Estate Held-For-Sale		-	27	-		-
Federal Home Loan Bank (FHLB) Stock, at Cost		13,122	13,122	13,122		13,122
Servicing Assets		2,702	2,474	2,082		1,866
Other Assets		3,192	2,040	2,231		2,464
TOTAL ASSETS	2%	$1,103,173	$1,085,267	$1,045,470	6%	$1,086,165

LIABILITIES AND STOCKHOLDERS' EQUITY:
LIABILITIES:
Money Market Deposit and Checking Accounts		$285,882	$290,734	$253,055		$263,445
Savings		7,051	8,165	7,914		8,054
Time Deposits		467,411	484,715	458,718		489,222
Total Deposits	-3%	760,344	783,614	719,687	6%	760,721

Drafts Payable		468	1,172	541		734
Accounts Payable and Other Liabilities		6,858	6,980	12,015		15,707
Advance Payments by Borrowers for Taxes and Insurance		1,870	2,878	1,900		1,671
FHLB Advances		248,332	206,969	228,119		225,705
Other Advances		4,600	4,600	1,600		4,600
Long-Term Debentures Payable		17,000	17,000	17,000		17,000
Total Liabilities	2%	1,039,472	1,023,213	980,862	6%	1,026,138

STOCKHOLDERS' EQUITY:
Common Stock $1 Par Value-Authorized, 30,000,000 Shares Issued and Outstanding, 5,318,732, 5,315,107, 5,342,191, and 5,296,810 Shares, Respectively		$5,319	$5,315	$5,342		$5,297
Additional Paid-in Capital		45,772	45,631	46,321		45,289
Retained Earnings		15,241	13,062	13,364		10,877
Accumulated Other Comprehensive Income (Loss):
Unrealized (Loss) on Securities Available for Sale and Interest Rate Swap, Net of Federal Income Tax		(2,631)	(1,954)	(419)		(1,436)

Total Stockholders' Equity	3%	63,701	62,054	64,608	-1%	60,027

TOTAL LIABILITIES AND EQUITY	2%	$1,103,173	$1,085,267	$1,045,470	6%	$1,086,165
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FINANCIAL RATIOS	Quarters Ended			Six Months Ended
(Unaudited)	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Return on Average Equity	17.25%	17.79%	16.04%	17.52%	16.54%
Return on Average Assets	0.99%	1.00%	0.97%	0.99%	1.00%
Efficiency Ratio	64.85%	64.36%	62.66%	64.60%	62.06%
Annualized Operating Expense/Average Assets	2.86%	2.83%	2.76%	2.84%	2.74%
Yield on Earning Assets	7.44%	7.17%	6.39%	7.31%	6.27%
Cost of Interest-Bearing Liabilities	3.79%	3.41%	2.62%	3.61%	2.49%
Net Interest Spread	3.65%	3.76%	3.77%	3.70%	3.78%
Net Interest Margin	3.91%	4.02%	4.01%	3.96%	4.04%

	June 30, 2006	March 31, 2006	December 31, 2005	June 30, 2005
Tier 1 Capital Ratio	7.44%	7.28%	7.11%	7.53%
Risk Adjusted Capital	11.10%	11.39%	11.21%	12.12%
Book Value Per Share	$ 11.98	$ 11.67	$ 11.33	$ 12.09

AVERAGE BALANCES	Quarters Ended			Six Months Ended
(Unaudited) (Dollars in Thousands)	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Average Assets	$ 1,094,220	$ 1,085,716	$ 1,033,686	$ 1,094,669	$ 1,024,627
Average Equity	$ 62,877	$ 61,041	$ 62,786	$ 61,864	$ 62,028
Average Net Loans (Including Loans Held for Sale)	$ 902,356	$ 883,988	$ 834,064	$ 901,049	$ 827,343
Average Non-Interest Bearing Deposits	$ 44,827	$ 46,764	$ 38,038
Average Interest Bearing Deposits	$ 727,153	$ 725,404	$ 667,641
Average Deposits	$ 771,979	$ 772,168	$ 705,680	$ 760,532	$ 697,528
Average Earning Assets	$ 1,027,404	$ 1,018,253	$ 979,981	$ 1,027,600	$ 971,946

LOAN DATA
(Unaudited) (Dollars in Thousands)	June 30, 2006	March 31, 2006	December 31, 2005	June 30, 2005
Net Loans (Including Loans Held for Sale)	$ 919,418	$ 885,295	$ 882,681	$ 845,281
Non-Performing/Non-Accrual Loans (90+ Delinquent)	$ 386	$ 468	$ 897	$ 793
as a Percentage of Gross Loans	0.04%	0.05%	0.10%	0.09%
Real Estate Owned Loans and Repossessed Assets	$ -	$ 27	$ -	$ 4
Total Non-Performing Assets	$ 386	$ 495	$ 897	$ 797
as a Percentage of Total Assets	0.03%	0.05%	0.08%	0.08%

ALLOWANCE FOR LOAN LOSSES	Quarters Ended			Six Months Ended
(Unaudited) (Dollars in Thousands)	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Balance at Beginning of Period Including
Reserves for Unfunded Commitments	$ 10,087	$ 10,069	$ 9,490	$ 10,069	$ 9,301
Loan Loss Provision	$ 135	$ 71	$ 450	$ 206	$ 850
Net Charge-Offs from Reserves	$ 60	$ 53	$ 231	$ 113	$ 442
Balance at End of Period Before Portion
Identified for Unfunded Commitments	$ 10,162	$ 10,087	$ 9,709	$ 10,162	$ 9,709
Portion of Reserves Identified for Unfunded
Commitments	$ (341)	$ -	$ -	$ (341)	$ -
Balance at End of Period	$ 9,821	$ 10,087	$ 9,709	$ 9,821	$ 9,709
Gross Reserves as a Percentage of Gross Loans	1.09%	1.13%	1.14%	1.09%	1.14%
(Includes Portion of Reserves Identified for
Unfunded Commitments)

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FINANCIAL DETAILS

Net Interest Income

For the quarter and six months ended June 30, 2006, our net interest income increased $198,000 and $629,000 relative to the same periods in 2005. This improvement resulted from growth in our earning assets, as the net effects of asset and liability repricing negatively impacted net interest income for both periods. The following table illustrates the impacts to our net interest income from balance sheet growth and rate changes on our assets and liabilities, with the results attributable to the level of earning assets classified as "volume" and the effect of asset and liability repricing labeled "rate."

Rate/Volume Analysis	Quarter Ended June 30, 2006 vs. June 30, 2005			Six Months Ended June 30, 2006 vs. June 30, 2005
	Increase/(Decrease) due to			Increase/(Decrease) due to
	Volume	Rate	Total	Volume	Rate	Total
Interest Income	(Dollars in thousands)
Total Investments	$ (195)	$ 38	$ (157)	$ (271)	$ 48	$ (223)
Total Loans	1,457	2,238	3,695	2,823	4,487	7,310
Total Interest Income	$ 1,262	$ 2,276	$ 3,538	$ 2,552	$ 4,535	$ 7,087

Interest Expense
Total Deposits	$ 320	$ 1,873	$ 2,193	$ 795	$ 3,743	$ 4,538
FHLB and Other	(87)	1,234	1,147	(285)	2,205	1,920
Total Interest Expense	$ 233	$ 3,107	$ 3,340	$ 510	$ 5,948	$ 6,458

Net Interest Income	$ 1,029	$ (831)	$ 198	$ 2,042	$ (1,413)	$ 629

Earning Asset Growth (Volume)

For the second quarter and first six months of 2006, the growth in our earning assets contributed an additional $1.3 million and $2.6 million in interest income relative to the same periods last year. Partially offsetting this improvement was additional interest expense of $233,000 for the quarter and $510,000 for the first half of the year incurred from the funding sources used to accommodate the asset growth. Consequently, the net impacts of asset growth were improvements in net interest income of slightly more than $1.0 million and $2.0 million compared to the quarter and six months ended June 30, 2005.

Quarter Ended	Average Earning Assets	Average Net Loans	Average Deposits
(Dollars in thousands)
June 30, 2005	$ 979,981	$ 834,064	$ 705,680
September 30, 2005	$ 995,159	$ 854,343	$ 723,595
December 31, 2005	$ 1,009,727	$ 873,042	$ 744,112
March 31, 2006	$ 1,018,253	$ 883,988	$ 772,168
June 30, 2006	$ 1,027,404	$ 902,356	$ 771,979

Our earning assets totaled nearly $1.04 billion as of the June 2006 quarter-end, up from $1.02 billion at both December 31, 2005, and March 31, 2006. This growth was achieved despite sales of over $10 million in home

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improvement (Sales Finance) loans during the quarter and a $13 million reduction in the size of our securities portfolio relative to March 31, 2006.

The increase in earning assets during the second quarter was attributable to growth in our loan portfolio, with our Business Banking and Residential Lending segments once again making the most significant contributions. Additionally, our consumer lending segment would likely have shown significant growth for the quarter, were it not for the previously mentioned loan sales, which exceeded $10 million for the second quarter.

When taking into account our expected production volumes, payoffs, and loan sales for all business segments, including an estimated $18 million to $21 million in consumer loan sales, our forecast for the total loan portfolio is for no growth, or even modest decline in the third quarter of 2006, followed by an increase of $10 million to $15 million in the fourth quarter.

In contrast to the loan portfolio, our securities portfolio continued to contract in size, declining nearly $26 million compared to the level as of June 30, 2005, $18 million from the year end level, and $13 million from its level as of March 31, 2006. Over the past several quarters, we have typically found the yields available on investment securities to be significantly less attractive than those on loans, particularly when the funding costs to support the additional assets were taken into account. Consequently, as the securities in our portfolio have amortized or matured, we have generally not replaced the paid-off securities balances, but instead redirected those cash flows to support loan growth. In the event that market conditions should become more conducive to holding investment securities, we would consider increasing the size of our securities portfolio at that time.

We generally rely on growth in our deposit balances, including certificates issued in institutional markets through deposit brokerage services, to support our asset growth. During times when our deposit growth is not sufficient to fully support our asset growth, we also utilize advances from the Federal Home Loan Bank of Seattle (FHLB) as an alternative funding source. In our first quarter 2006 press release, we noted that the combination of slow asset growth and a substantial increase in non-maturity deposit balances had allowed us to take steps in improving our funding mix by reducing balances borrowed from the FHLB as well as rates offered on retail certificates of deposit. Were this trend to have continued, it was our expectation that these factors would have contributed to an eventual expansion of our net interest margin, as we would have been increasingly funded with less expensive non-maturity deposits while reducing our reliance on more expensive wholesale funding sources.

Unfortunately, these trends did not continue in the second quarter. Following impressive growth in the first quarter, our non-maturity deposit balances peaked in mid-April, then steadily declined for the next month as a result of outflows for federal income tax and state property tax payments, as well as a substantial reduction in balances maintained by a large commercial customer. While some recovery occurred in June, our non-maturity balances ended the quarter at a level lower than that at which the quarter began. Additionally, as previously noted, following a quarter marked by the absence of asset growth, the size of our loan portfolio increased significantly in the second quarter, and with it our level of total assets. Both of these factors resulted in an increased usage of higher cost wholesale funding sources.

Asset Yields and Funding Costs (Rate)

The effects of interest rate movements and repricing on our loan portfolio accounted for $2.2 million and $4.5 million in additional interest income relative to the second quarter and first half of last year. Adjustable-rate loans, which reprice according to terms specified in our loan agreements with the borrowers, accounted for approximately 82% of our loan portfolio as of June 30, 2006. While most of the repricing of these loans occurs on an annual basis, a notable exception is those loans tied to the prime rate, which typically reprice within one or two days of any increase in the federal funds target rate by the Federal Reserve Bank. With adjustable-rate loans accounting for the vast majority of our loan portfolio, and new loan production being originated at higher interest rates, all major loan categories benefited from rising interest rate indexes.

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July 19, 2006

On the liability side of the balance sheet, the effects of interest rate movements and repricing increased our interest expense on deposits and wholesale funding by more than $3.1 million for the quarter and $5.9 million for the first six months of the year.

As a result, for the second quarter and first six months of 2006, the net effects of rate movements and repricing negatively impacted our net interest income by $831,000 and $1.4 million relative to the same periods in 2005, as the large volumes of maturing/repricing liabilities resulted in a greater increase in liabilities costs than was observed for asset yields.

Quarter Ended	Net Interest Margin
June 30, 2005	4.01%
September 30, 2005	4.03%
December 31, 2005	4.18%
March 31, 2006	4.02%
June 30, 2006	3.91%

As had been expected, our net interest margin continued to decline in the second quarter of 2006. In our first quarter 2006 press release, we had indicated that we expected to see continued compression in our net interest margin as we increased sales of our home improvement (Sales Finance) loans, which are generally among our highest yielding assets. It should be noted that while the sales of these loans negatively impact our net interest margin, these sales result in substantial levels of noninterest income, including the gains on sales recognized at the times of the transactions, as well as servicing fee income earned on an ongoing basis following the sale. Also expected to impact the margin were large FHLB advance balances that matured over the first quarter of 2006 and large time deposit balances maturing in the second quarter. Based on increases in rates since the times these advances and time deposits were originated, these liabilities were subject to renewal at rates much higher than their original rates, resulting in increased interest expense and additional compression of the margin. Between these two factors, we expected our net interest margin to decline over the next two quarters.

At 3.91%, however, the net interest margin achieved for the second quarter fell short of the 3.95% to 4.00% range we had forecast in our first quarter press release. In addition to the increased level of home improvement loan sales and large liabilities balances repricing throughout the first and second quarters, the greater than expected decline in the margin was largely attributable to the previously mentioned second quarter asset growth, runoff in non-maturity deposit balances, and the resulting increased use of more expensive wholesale funds.

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An additional factor that has negatively impacted our margin this year has been rate modifications on a substantial part of our Income Property multifamily and commercial mortgage portfolios. As previously noted, the vast majority of loans in our portfolio are adjustable-rate in nature, and most of our multifamily and commercial mortgages have historically been subject to repricing on an annual basis. The current interest rate and competitive environments, however, in which we face a flat yield curve and tighter margins, provide financial incentives for borrowers with such loans to refinance with longer-term, fixed-rate loans. Consequently, prepayment rates for these loans had been running at exceptionally high levels for quite some time. In an effort to prevent prepayments of certain loans, rate modifications were offered to some of our borrowers. While these modifications effectively reduced asset yields and negatively impacted the net interest margin, we believe the impact of these modifications on net interest income, and ultimately earnings, to be less than the reduction in net interest income would have been had these loans been refinanced elsewhere and paid off, resulting in an erosion of the Income Property portfolio.

Net Interest Income Simulation

The results of our income simulation model constructed using data as of May 31, 2006, indicate that relative to a "base case" scenario described below, our net interest income over the next twelve months would be expected to rise by 0.43% in an environment where interest rates gradually increase by 200 bps over the subject timeframe, and 1.16% in a scenario in which rates fall 200 bps. The magnitudes of these changes suggest that there is little sensitivity in net interest income from the "base case" level over the twelve-month horizon, with relatively consistent net interest income in all three scenarios.

The changes indicated by the simulation model represent variances from a "base case" scenario, which is our forecast of net interest income assuming interest rates remain unchanged from their levels as of the model date and that no balance sheet growth, contraction, or changes in composition occur over the forecasted timeframe regardless of interest rate movements. The base model does, however, illustrate the future effects of rate changes that have already occurred but have not yet flowed through to all the assets and liabilities on our balance sheet. These changes can either increase or decrease net interest income, depending on the timing and magnitudes of those changes.

Gap Report

In addition to the simulation model, an interest "gap" analysis is used to measure the matching of our assets and liabilities and exposure to changes in interest rates. Certain shortcomings are inherent in gap analysis, including the failure to recognize differences in the frequencies and magnitudes of repricing for different balance sheet instruments. Additionally, some assets and liabilities may have similar maturities or repricing characteristics, but they may react differently to changes in interest rates or have features that limit the effect of changes in interest rates. Due to the limitations of the gap analysis, these features are not taken into consideration. As a result, we utilize the gap report as a complement to our income simulation and economic value of equity models.

Based on our May 31, 2006, model, our one-year gap position totaled -6.9%, implying liability sensitivity, with more liabilities than assets expected to mature, reprice, or prepay over the following twelve months. This remained relatively comparable with the gap ratios as of the 2005 year-end and March 31, 2006, quarter-end, which indicated positions of -5.3% and -4.8%, respectively. In the two months since the March 31 model, the gap ratio had become more liability sensitive. A major contributor to this progression was our increased utilization of FHLB advances, which were originated with terms to repricing/maturity of one year or less, as well as the rolling forward into the twelve months and less maturity category of longer term FHLB advances originated in prior years.

Noninterest Income

Relative to the second quarter of last year, our noninterest income rose $486,000, representing growth of nearly 31%, based primarily on the accrual of insurance proceeds of $400,000 from a key-man life insurance policy. The accrual of these proceeds was the result of the unexpected passing of our Eastern Region Sales Finance

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Manager. Significant increases in loan sales and resulting gains thereon also contributed to the fee income as compared to last year.

For the six months ended June 30, 2006, noninterest income increased $831,000 relative to the prior year level, with the above mentioned insurance proceeds and higher gains on loan sales again being the most significant contributors to the additional income.

	Quarter Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Gains/(Losses) on Loan Sales:
Consumer	$ 430,000	$ 201,000	$ 1,178,000	$ 702,000
Residential	18,000	38,000	(2,000)	62,000
Commercial	106,000	181,000	134,000	181,000
Total Gains on Loan Sales	554,000	420,000	1,310,000	945,000

Loans Sold:
Consumer	$ 10,028,000	$ 5,038,000	$ 23,043,000	$ 15,676,000
Residential	13,717,000	4,938,000	23,113,000	12,090,000
Commercial	4,182,000	2,570,000	5,192,000	2,570,000
Total Loans Sold	$ 27,927,000	$ 12,546,000	$ 51,348,000	$ 30,336,000

As was the case in the first quarter of 2006, our second quarter gains on loan sales significantly exceeded those of the prior year based on a substantial increase in sales of our consumer loans. For the second quarter, gains on sales totaled $554,000, representing a 32% increase over the same period last year.

In our fourth quarter 2005 press release, we noted that we were experiencing an increased level of interest in, and favorable opportunities to market our consumer loans to other institutional investors, as well as our expectation that sales of these loans would likely increase in 2006. This expectation materialized in the first quarter and continued in the second quarter, as consumer loan sales again exceeded both those of the same period last year, though second quarter sales totaled less than the $14 million to $18 million range estimated in our first quarter press release. Based on our current levels of loan production and market demand, our expectation is for our third quarter consumer loan sales to total in the $18 million to $21 million range, significantly exceeding the prior year's sales levels. Note that these expectations may be subject to change based on changes in loan production, market conditions, and other factors. Improved execution also contributed to the improvement in gains relative to last year, as gains increased nearly 114% from the prior year level while the total volume of loans sold increased 99% from the same period last year.

Based on high sales levels in May and June, the volume of residential loans sold during the quarter and six months ended June 30, 2006, far exceeded the amount sold in the same periods last year.  Relative to the markets for our consumer and commercial loan sales, however, the market for residential loan sales is significantly larger and more efficient.  As a result, residential loan sales are typically sold for very modest gains or potentially even at slight losses in situations in which interest rates are rising quickly.  We believe the construction phase to be the most profitable facet of residential lending and the primary objective in a residential lending relationship.  Following the construction process, our practice is to retain in our portfolio those residential mortgages that we consider to be beneficial to the bank, but to sell those that we consider less attractive assets.  Included in these less attractive assets would be those mortgages with fixed rates, which we offer for competitive reasons.

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July 19, 2006

Additionally, as residential loans are typically sold servicing released, sales do not result in future servicing income.

Following relatively modest commercial real estate loan sales volume in recent quarters, we sold participations in several commercial real estate loans during the second quarter, though gains still trailed their year ago levels. In June 2005, we sold participations in a large commercial real estate credit that included both the construction financing as well as the permanent mortgage to refinance that loan following the completion of construction, which resulted in an unusually large gain on sale. While our current expectation is that we will expand our commercial real estate loan sales, we would reiterate our comment made in previous quarters that commercial real-estate loan transactions, particularly those that are candidates for sales of participations to other institutions, tend to be larger-dollar credits and unpredictable in their timing and frequency of occurrence. As a result, the volumes of commercial real estate loans sold, and gains thereon, can be expected to vary considerably from one quarter to the next depending on the timing of the loan and sales transactions.

Service Fee Income

	Quarter Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Consumer Loans	$ 298,000	$ 341,000	$ 630,000	$ 641,000
Commercial Loans	0	26,000	9,000	50,000
Residential Loans	2,000	2,000	(4,000)	4,000
Total Service Fee Income	$ 300,000	$ 369,000	$ 635,000	$ 695,000

Our second quarter servicing fee income declined nearly 19% from the level earned in the same period last year, with significant reductions observed in servicing income from both consumer and commercial loans serviced for other institutions. Servicing fee income represents the net of actual servicing income received less the amortization of servicing assets, which are recorded when we sell loans, servicing retained, from our portfolio to other investors. The values of these servicing assets are determined at the times of the sales using a valuation model that calculates the present value of future cash flows for the loans sold, including cash flows related to the servicing of the loans. The calculated present value of the servicing rights is then capitalized and amortized in proportion to, and over the period of, the estimated future servicing income.

In the case of consumer loans, net service fee income declined based on an increase in servicing asset amortization expense relative to the level of gross service fee income received. The amortization of servicing assets is reviewed on a quarterly basis, taking into account market discount rates, anticipated prepayment speeds, estimated servicing cost per loan, and other relevant factors. These factors are subject to significant fluctuations, and any projection of servicing asset amortization in future periods is limited by the conditions that existed at the time the calculations were performed, and may not be indicative of actual amortization expense that will be recorded in future periods.

Based on a modest level of sales in recent quarters, fee income earned on our commercial loans serviced for others was not a major contributor to our total service fee income this quarter, as servicing income received was only sufficient to offset the amortization of servicing assets.

In contrast to consumer and commercial loans, residential loans are typically sold servicing released, which means we no longer service those loans once they are sold. Consequently, we do not view these loans as a significant source of servicing fee income.

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July 19, 2006

Fees on Deposits

Fee income earned on deposit accounts rose by $23,000, or 14%, compared to the second quarter of 2005, and $70,000, or 23% relative to the first six months of last year. The improvements over last year were attributable to increased NSF fees and checking account service charges, which have grown as we have continued our efforts to expand our base of business and consumer checking accounts.

Other Noninterest Income
	Quarter Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
ATM/Wire/Safe Deposit Fees	$ 79,000	$ 62,000	$ 154,000	$ 119,000
Late Charges	66,000	45,000	117,000	94,000
Loan Fee Income	155,000	289,000	250,000	358,000
Rental Income	186,000	144,000	343,000	310,000
Miscellaneous Fee Income	523,000	72,000	587,000	115,000
Other Noninterest Income	$ 1,009,000	$ 612,000	$ 1,451,000	$ 996,000

Our noninterest income from sources other than those described earlier rose by $397,000, or 65% for the quarter and $456,000, or 46% for the six months ended June 30 relative to the same periods last year. As previously noted, the accrual of insurance proceeds of $400,000 from a key-man life insurance policy made the most significant contribution to the increase over the prior year.

Also contributing to the increase in miscellaneous fee income was $50,000 related to the marking-to-market of two interest-rate derivatives into which we entered during the second quarter. This income was essentially matched by $50,000 of mark-to-market losses on offsetting derivatives recorded in our other noninterest expense. These derivatives are associated with two commercial loans totaling approximately $3 million and are marked-to-market each quarter. The derivatives were utilized to hedge interest rate risk associated with extending longer-term, fixed-rate periods on commercial real estate loans, and structured such that a gain on any given derivative would be matched against a nearly identical loss on an offsetting derivative, resulting in essentially no net impact to the bank. To the extent that we continue to offer similar longer-term, fixed-rate periods on commercial real estate loans in the future and use similar derivative structures to manage interest rate risk, this income, as well as the offsetting expense, would be expected to increase in future periods.

We continued to observe significant growth in our ATM/Wire/Safe Deposit Fees, which totaled $79,000 for the quarter and $154,000 for the six months ended June 30, 2006, representing increases of 27% and 30% over the same periods in 2005. The majority of this growth has been attributable to Visa and ATM fee income, which we expect to continue rising as checking accounts become a greater piece of our overall deposit mix.

Rental income also increased significantly relative to the prior year, as the second quarter of 2006 brought the arrival of a new tenant in the First Mutual Center building as well as a recovery of some 2005 operating expenses from other tenants in the building. First Mutual Center has a total of 74,000 square feet. We occupy 55% of the space and tenants occupy 36%, with 9% of the space vacant.

Counter to the trend observed in recent quarters, loan fee income, which totaled $155,000 for the quarter and $250,000 for the first half of the year, declined relative to prior year levels due primarily to a reduction in loan prepayment fees. In May and June of 2005, we received large prepayment penalties associated with the prepayments of some income property loans. In contrast, prepayment penalties on income property loans were relatively minimal in the second quarter of this year.

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July 19, 2006

Noninterest Expense

Noninterest expense increased $692,000, or 10% in the second quarter of 2006 over the like period of 2005. On a year-to-date basis noninterest expense grew by $1,517,000, or 11% compared to the first two quarters of 2005.

Salaries and Employee Benefits Expense

Salary and employee benefit expense increased $145,000, or 3% from the second quarter of 2005 to the same period this year. Salary and employee benefit expense was 8% higher after the first two quarters of 2006 compared to the same period last year, reflecting an increase of $645,000.

	Quarter Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Salaries	$ 2,994,000	$ 2,526,000	$ 5,966,000	$ 5,147,000
Commissions and Incentive Bonuses	634,000	927,000	1,174,000	1,438,000
Employment Taxes and Insurance	267,000	272,000	568,000	562,000
Temporary Office Help	59,000	70,000	154,000	112,000
Benefits	523,000	537,000	1,061,000	1,019,000
Total	$ 4,477,000	$ 4,332,000	$ 8,923,000	$ 8,278,000

Salary expense increased both on a quarter-to-quarter and a year-to-date basis. Part of the increase in salary expense is due to the expensing of stock option compensation. We adopted Statement of Financial Accounting Standard 123(R), an accounting standard relating to the valuation and expensing of equity-based compensation, on January 1, 2006. Expenses related to stock options were $135,000 in the first quarter of 2006 and $125,000 in the second quarter of 2006, for a total of $260,000 year-to-date. Stock option expense was down $10,000 from first quarter mainly due to $27,000 in cancelled stock options. We expect a 15% rise in stock option expense in the third quarter as options are granted, followed by a comparable level of expense in the fourth quarter.

Regular compensation grew 17%, or $366,000 on a quarter-over-quarter basis. Over the first half of 2006, regular compensation was up 14%, or $605,000 from the same period of last year. Some of the growth in regular compensation expense is attributed to growth in full-time equivalent (FTE) employees. As of June 30, 2006, we employed 237 FTE employees, versus 218 FTE employees as of June 30, 2005. This change represents staff growth of 9%. Also contributing to the escalation in regular compensation expense were the annual increases in staff salaries, taking effect in April 2006 and generally falling within the range of 2% to 4%.

Loan officer commissions increased 15% this quarter and 11% in the first half of the year mainly as a result of larger loan production volume. The incentive compensation plans for loan production staff tend to vary directly with the production of the business lines. Reductions in the administrative and support staff bonus accrual offset the increases in loan officer commissions for the first two quarters of this year. The administrative and support staff bonus is paid out at the end of the year and is accrued throughout the year as the bonus is earned. Last year, a larger portion of the annual bonus was accrued in the first half of 2005 as compared to this year.

Expenditures on temporary office help decreased in the second quarter of 2006 but increased over the first half of 2006 relative to the same periods last year. The business areas with the heaviest use of temporary office help during the first six months of 2006 were the sales finance, consumer loan administration, and customer service areas. Temporary office help fills needs in positions affected by turnover.

Occupancy Expense

Occupancy expense increased $194,000, or 23% compared to the second quarter of 2005. For the six months ended June 30, 2006, occupancy expense grew $421,000 or 26%. A large part of the rise in occupancy expense in both the second quarter and the first half of the year was depreciation expense, associated with the remodel of

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portions of First Mutual Center, our headquarters, and several of our banking centers in 2005 and the relocation of the West Seattle banking center in 2006.

	Quarter Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Rent Expense	$ 79,000	$ 81,000	$ 158,000	$ 159,000
Utilities and Maintenance	198,000	140,000	402,000	329,000
Depreciation Expense	518,000	395,000	1,028,000	734,000
Other Occupancy Expenses	248,000	233,000	465,000	411,000
Total Occupancy Expense	$ 1,043,000	$ 849,000	$ 2,053,000	$ 1,633,000

Rent expense was slightly lower in both the second quarter of 2006 and the six month period ending June 30, 2006. This decrease was due to the relocation of the West Seattle Banking Center from a space that we rented to a new building that we own.

Building maintenance expenses were $40,000 higher in the second quarter than in the same period of 2005. The increased expense is attributed to several projects completed throughout the banking centers and at our headquarters, First Mutual Center. These projects included, among other things, new signage, removing old signage at the previous West Seattle Banking Center location, landscaping, and HVAC repairs at First Mutual Center. On a year-to-date basis maintenance expenses were $34,000 higher, indicating that the year-to-date increased expense primarily fell in the second quarter of 2006.

The most significant growth in occupancy expense was in depreciation expense, which rose 31% from the second quarter and 40% from the first half of 2005. The increase in depreciation expense was principally the result of depreciation of the previously noted new office building assets and office building improvements. Besides the depreciation expense associated with these building improvements and the new office building, depreciation expense related to furniture and fixtures grew by 22% for the quarter as compared to second quarter last year. On a sequential quarter basis, depreciation expense showed only modest gains, increasing by $9,000 from the first quarter of this year.

Within the other occupancy costs category, escalations in real estate taxes, software licensing, and the cost of maintenance for computers, furniture, and equipment, contributed to the rise in other occupancy costs. A 38% growth in real estate taxes was the result of annual increases in taxes paid on bank properties, as well as property taxes on the land purchased for our new Canyon Park banking center, which is scheduled to open in the second quarter of 2007. Software licensing expenses were up on a year-to-date basis as a result of new software licenses purchased for new employees, the acquisition of programs to support our commercial loan business, and accounting for stock options. Higher fees on our licensing agreement with Microsoft, which was initiated late in the first quarter of 2005, also added to this expense.

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FMSB - Record Profits in 2Q06

July 19, 2006

Maintenance costs for computers and equipment rose by 18% on a year-to-date basis but fell on a quarter-to-date basis. The year-to-date increase reflects a strategic change in the management of, and contract on, office equipment such as printers and copy machines.

Other Noninterest Expense

Other noninterest expense grew by $353,000, or 18% in the second quarter of 2006 compared to the like period of last year. The largest increases in these expenses are attributable to growth in credit insurance costs, outside services expenditures, taxes, and legal fees. For the first six months of 2006, other noninterest expense was 11%, or $452,000 higher than in the same period of last year.

	Quarter Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Marketing and Public Relations	268,000	350,000	520,000	704,000
Credit Insurance	479,000	346,000	942,000	679,000
Outside Services	255,000	154,000	423,000	352,000
Taxes	159,000	84,000	303,000	225,000
Information Systems	226,000	226,000	430,000	473,000
Legal Fees	118,000	72,000	305,000	207,000
Other	810,000	730,000	1,624,000	1,455,000
Total Other Noninterest Expense	2,315,000	1,962,000	4,547,000	4,095,000

Marketing and public relations expenses declined in the second quarter of 2006 compared to the same period last year, as well as for the first six months of the year versus the first six months of 2005. We reduced marketing expenditures in our Residential, Income Property, and Community Business Banking departments during the first half of this year. We anticipate that marketing and public relations costs will be at a similar, reduced level for the remainder of the year.

Credit insurance premium costs rose 39% for both the second quarter and the first half of the year. On a sequential quarter basis, the change is negligible, increasing only 4% over the two preceding quarters. The majority of the credit insurance premiums are attributable to sales finance loans and, to a lesser extent, residential land loans. A small share of the consumer and income property loan portfolios is also insured. As the portfolios and the percentage of the portfolios insured have grown, credit insurance premium expenses have increased. To illustrate, the insured sales finance portfolio balance was 21% higher at June 30, 2006, than it was at the same time last year.

Expenditures on outside services jumped $101,000 in the second quarter and $71,000 the first half of 2006 compared to the same periods in the prior year. The current quarters' outside services expenses were 52% higher than the preceding quarter but only 2% greater than the fourth quarter of 2005. Most of the increase in the second quarter's expense was the result of consulting services for evaluating efficiency within the commercial loan origination and servicing business areas.

Tax expense rose 88% in the second quarter of 2006. The rise in taxes in the first quarter of this year was slight, and as such the increase over the first half of 2006 occurred in the second quarter. Growth in taxes was due to business and occupation taxes paid on income from sales of consumer loans. Another cause of the escalation in taxes is a direct result of our expanded footprint of sales finance operations across the country. As we extend our sales finance lending to more states, we are paying additional taxes to those states in which we operate.

Legal fees grew by $46,000 in the second quarter and $98,000 for the six months of 2006, compared to the same time periods last year. In the first quarter of 2006 we saw legal cost increases due to fees associated with several non-performing loans. We recovered a portion of these expenses early in the second quarter.

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July 19, 2006

The most significant increase in our legal fees for the first half of this year was in our Sales Finance department. The jump in the department's legal fees was associated with a biennial compliance review of the Bank's practices in the states in which we do business. Sales Finance legal expenses for the second quarter of 2006 were $73,000 compared to $17,000 in 2005. For the six months ended June 30, 2006, total Sales Finance legal expenses were $128,000 versus a total of $52,000 for the same period last year.

Included in "other" operating expense is $50,000 related to the mark-to-market of two interest-rate swaps that we entered into in the second quarter. These two swaps are associated with commercial loans totaling approximately $3 million. Offsetting this expense is $50,000 of mark-to-market revenue recorded in "other" income in the noninterest income section.

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FMSB - Record Profits in 2Q06

July 19, 2006

Reconciliation Of Net Income to Pro Forma Earnings

	Quarter Ended	Six Months Ended
(Dollars in thousands except per share amounts)	June 30, 2005	June 30, 2005
Net Income, as reported	$2,517	$5,101
Compensation Expense Related to Stock Options (net of tax)	($109)	($215)
Pro Forma Net Income	$2,408	$4,886

Earnings Per Share:
Basic, as reported	$0.47	$0.96
Basic, pro forma	$0.45	$0.92

Diluted, as reported	$0.45	$0.92
Diluted, pro forma	$0.44	$0.89

RESERVE FOR LOAN LOSS AND LOAN COMMITMENTS LIABILITY

The reserve for loan loss has, prior to this quarter, also included the estimated loss from unfunded loan commitments. The preferred accounting method is to separate the loan commitments from the disbursed loan amounts and record the loan commitment portion as a liability. At June 30, 2006, we determined that the reserve for loan commitments was $341,000, which we then subtracted from the reserve for loan loss allowance and placed on the liability side of the balance sheet. We have included that amount in "Accounts Payable and Other Liabilities".

We consider the liability account for unfunded commitments to be part of the reserve for loan loss. Although the accounting treatment that we now use is a preferred method the substance of the reserve is the same as it has been in prior quarters. When we calculate the reserve for loan loss ratio to total loans we include the liability account in that calculation.

Non-Performing Assets

Our exposure to non-performing assets as of June 30, 2006 was:

Fifty-four consumer loans. Full recovery anticipated from insurance claims.	$ 264,000
One land loan in Western Washington. *	52,000
Seven consumer loans. No anticipated loss.	39,000
Eight consumer loans. Possible loss of the total loan balances.	31,000
Total Non-Performing Assets	$ 386,000

*During the second quarter an impairment charge was recorded for $110,000 for this loan. The balance owing on the loan at the time was $162,000. Subsequent to the end of the second quarter this property was sold at a trustee's sale for $134,000. During the third quarter a recovery of $82,000 will be recorded reflecting the sale.

Portfolio Information

Commercial Real Estate Loans

The average loan size (excluding construction loans) in the Commercial Real Estate portfolio was $714,000 as of June 30, 2006, with an average loan-to-value ratio of 62%. At quarter-end, none of these commercial loans were delinquent for 30 days or more. Small individual investors or their limited liability companies and business

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July 19, 2006

owners typically own the properties securing these loans. At quarter-end, the portfolio was 40% residential (multi-family or mobile home parks) and 60% commercial.

The loans in our commercial real estate portfolio are well diversified, secured by small retail shopping centers, office buildings, warehouses, mini-storage facilities, restaurants and gas stations, as well as other properties classified as general commercial use. To diversify our risk and to continue serving our customers, we sell participation interests in some loans to other financial institutions. About 13% of commercial real estate loan balances originated by the Bank have been sold in this manner. We continue to service the customer's loan and are paid a servicing fee by the participant. Likewise, we occasionally buy an interest in loans originated by other lenders. About $15 million of the portfolio, or 5%, has been purchased in this manner.

Sales Finance (Home Improvement) Loans

The Sales Finance loan portfolio balance increased $3 million to $82 million, based on $22 million in new loan production, $10 million in loan sales, and loan prepayments that ranged from 30%-40% (annualized).

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July 19, 2006

We manage the portfolio by segregating it into its uninsured and insured balances. The uninsured balance totaled $50 million at the end of the second quarter 2006, while the insured balance amounted to $32 million. A decision to insure a loan is principally determined by the borrower's credit score. Uninsured loans have an average credit score of 741 while the insured loans have an average score of 672. We are responsible for loan losses with uninsured loans, and as illustrated in the following table the charge-offs for that portion of the portfolio have ranged from a low of $55,000 in net recoveries for the most recent quarter to a high of $223,000 in charge-offs in the first quarter 2006. The charge-offs in the first quarter were largely attributable to bankruptcy filings that occurred as a consequence of the change in bankruptcy laws in October 2005.

UNINSURED PORTFOLIO - BANK BALANCES
	Bank Balance	Net Charge-Offs	Charge-offs (% of Bank Portfolio)	Delinquent Loans (% of Bank Portfolio)
June 30, 2005	$44 million	$ 147,000	0.33%	0.77%
September 30, 2005	$48 million	$ 98,000	0.21%	1.20%
December 31, 2005	$52 million	$ 93,000	0.18%	1.18%
March 31, 2006	$47 million	$ 223,000	0.47%	0.92%
June 30, 2006	$50 million	$ (55,000)	(0.11%)	0.58%

Losses that we sustain in the insured portfolio are reimbursed by an insurance carrier. As shown in the following table, the claims to the insurance carrier have varied in the last five quarters from a low of $344,000 to as much as $1,023,000 in the fourth quarter of 2005. The substantial increase in claims paid during the fourth quarter 2005 and first quarter 2006 was also largely related to bankruptcy filings immediately before the change in bankruptcy laws. The standard limitation on loss coverage for this portion of the portfolio is 10% of the original pool of loans for any given pool year.

INSURED PORTFOLIO - BANK AND INVESTOR LOANS
	Claims Paid	Claims (% of Insured Balance)	Delinquent Loans (% of Bank Portfolio)
June 30, 2005	$ 344,000	0.67%	3.23%
September 30, 2005	$ 493,000	0.91%	3.64%
December 31, 2005	$ 1,023,000	1.87%	3.60%
March 31, 2006	$ 985,000	1.81%	3.60%
June 30, 2006	$ 483,000	0.86%	3.25%

Through the third quarter of 2005, we maintained a relationship with a single credit insurance company (Insurer #1) that provided credit insurance on Sales Finance loans as well as on a small number of home equity products. In August 2005, we entered into an agreement with another credit insurance company (Insurer #2) to provide similar insurance products with very similar underwriting and pricing terms.

In October of 2005, we were unable to reach an agreement on the pricing of insurance for Sales Finance loans with Insurer #1, and have since placed newly insured loans with Insurer #2. This decision does not affect the pricing or coverage in place on loans currently insured with Insurer #1, and we continue to have a relationship with Insurer #1 for home equity loan products.

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FMSB - Record Profits in 2Q06

July 19, 2006

In March 2006, the pool for the policy year 2002/2003 reached the 10% cap from Insurer #1. Earlier, in October 2005, we acquired back-up insurance through Insurer #2 to address this circumstance. The policy through Insurer #2 added $1.07 million in additional coverage to that pool year, an amount equal to 10% of the outstanding balances at the policy date. The cost of this policy was competitive with the premiums that we were paying to Insurer #1, however, beginning July 1st those premiums have been raised by about 60%. Unlike the other insured pools, the premium coverage on this pool with Insurer #2 is subject to periodic adjustments based on their claims experience.

Because of the increase in premiums for that pool, we have entered into negotiations to sell the servicing on a servicing released basis. It is our intent, if possible, to complete a sale in the third quarter. Our current view is that a sale would probably result in a loss of $15,000-$25,000, taking into consideration the effect of avoiding the increase in premiums and the proceeds from the sale.

Insurer #1
Policy Year*	Loans Insured	Current Loan Balance	Original Loss Limit	Claims Paid	Remaining Loss Limit	Remaining Limit as % of Current Balance	Current Delinquency Rate
2002/2003	$ 21,442,000	$ 8,038,000	$ 2,144,000	$ 2,144,000	$ 0	0%	4.50%
2003/2004	$ 35,242,000	$ 16,895,000	$ 3,524,000	$ 2,671,000	$ 853,000	5.05%	4.23%
2004/2005	$ 23,964,000	$ 15,725,000	$ 2,396,000	$ 95,000	$ 1,601,000	10.18%	3.60%

Policy years close on 9/30 of each year.

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FMSB - Record Profits in 2Q06

July 19, 2006

Insurer #2
Policy Year	Loans Insured	Current Loan Balance	Original Loss Limit	Claims Paid	Remaining Loss Limit	Remaining Limit as % of Current Balance	Current Delinquency Rate
2002/2003*	$ 10,768,000	$ 8,038,000	$ 1,077,000	$ 101,000	$ 976,000	12.14%	4.50%
2005/2006**	$ 17,811,000	$ 15,367,000	N/A**	$ 64,000	N/A	N/A	1.53%

*Loans in this policy year are the same loans insured with Insurer #1 during the same time period.

**Not Applicable. Policy year closes on 7/31 of each year.

The prepayment speeds for the entire portfolio continue to remain in a range of 30% to 40%. During the second quarter of 2006, the average new loan amount was $11,113. The average loan balance in the entire portfolio is $9,100, and the yield on this portfolio is 10.42%. Loans with credit insurance in place represent 39% of our portfolio balance, and 29% (by balance) of the loans originated in the second quarter were insured.

Residential Lending

The residential lending portfolio (including loans held for sale) totaled $325 million on June 30, 2006. This represents a decrease of $3 million from the end of the first quarter, 2006. The breakdown of that portfolio at June 30, 2006 was:

	Bank Balance	% of Portfolio
Adjustable rate permanent loans	$ 177 million	55%
Fixed rate permanent loans	$ 10 million	3%
Residential building lots	$ 43 million	13%
Disbursed balances on custom construction loans	$ 89 million	27%
Loans held-for-sale	$ 6 million	2%
Total	$ 325 million	100%

The portfolio has performed in an exceptional manner, and currently only two loans, or 0.10% of loan balances, are delinquent more than one payment. The average loan balance in the permanent-loan portfolio is $199,000, and the average balance in the building-lot portfolio is $112,000. Owner-occupied properties, excluding building lots, constitute 76% of the loan balances. Our portfolio program underwriting is typically described as non-conforming, and largely consists of loans that, for a variety of reasons, are not readily salable in the secondary market at the time of origination. The yield earned on the portfolio is generally much higher than the yield earned on a more typical "conforming underwriting" portfolio. We underwrite the permanent loans by focusing primarily on the borrower's good or excellent credit and our overall exposure on the loan. We manually underwrite all loans and review the loans for compensating factors to offset the non-conforming elements of those loans. We do not currently originate loans with interest-only payment plans nor do we originate an "Option ARM" product, where borrowers are given a variety of monthly payment options that allow for the possibility of negative amortization.

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FMSB - Record Profits in 2Q06

July 19, 2006

Portfolio Distribution

The loan portfolio distribution at the end of the second quarter was as follows:

Single Family (including loans held-for-sale)	26%
Income Property	28%
Business Banking	16%
Commercial Construction	5%
Single-Family Construction:
Spec	3%
Custom	10%
Consumer	12%
100%

Adjustable-rate loans accounted for 82% of our total portfolio.

DEPOSIT INFORMATION

The number of business checking accounts increased by 15%, from 2,088 at June 30, 2005, to 2,397 as of June 30, 2006, a gain of 309 accounts. The deposit balances for those accounts grew 13%. Consumer checking accounts also increased, from 7,183 in the second quarter of 2005 to 7,568 this year, an increase of 385 accounts, or 5%. Our total balances for consumer checking accounts declined 5%.

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FMSB - Record Profits in 2Q06

July 19, 2006

The following table shows the distribution of our deposits.

	Time Deposits	Checking	Money Market Accounts	Savings
June 30, 2005	64%	14%	21%	1%
September 30, 2005	65%	14%	20%	1%
December 31, 2005	64%	14%	21%	1%
March 31, 2006	62%	13%	24%	1%
June 30, 2006	62%	13%	24%	1%

OUTLOOK FOR THIRD QUARTER 2006

Net Interest Margin

Our forecast for the second quarter was a range of 3.95%-4.00%; the margin for the quarter was below that forecast at 3.91%. Several factors contributed to the shortfall in forecasting to include a decline in retail deposits and unexpected loan growth, both of which required funding with high-cost wholesale money.

We anticipated that retail deposits would increase by $6 million and approximately match the expected growth in loans which we had forecast to be within a $4-$6 million dollar range. The pleasant surprise is that loan totals (including loans held-for-sale) rose $34 million, however, retail deposits were $21 million below our estimate for June 30th. Part of the funding shortfall was covered by a $13 million drop in the securities portfolio, but the rest of the funding came from wholesale sources.

Our corporate view is that loan growth will be flat to negative in the third quarter, with a $10-$15 million increase in the fourth quarter. We believe that retail deposits will grow by $12 million in the third quarter and $6 million in the fourth quarter. We are encouraged by the increase in deposits in June, which helped to offset some of the decline that we experienced in April and May. If these assumptions prove to be reasonably correct, we anticipate that the margin will be in a range of 3.85%-3.90% in the third quarter and 3.80%-3.85% in the fourth quarter.

Loan Portfolio Growth

The loan portfolio, excluding loans held-for-sale, grew $27 million, considerably more than our forecast of $4-$6 million. Our commercial business lines, the Income Property and Business Banking departments, increased their loan portfolios at a rate that well exceeded our expectations. The department managers for those business lines don't anticipate that level of success in the next two quarters, and are projecting no growth in the third quarter, and modest growth in the fourth quarter. We are expecting negative growth in the consumer loan segment as we intend to sell $20.5 million of the sales finance loans. Our forecast for the combined loan portfolio is flat to a negative $6 million in the third quarter, rebounding to a $10-$15 million increase in the fourth quarter.

Noninterest Income

Our estimate for the second quarter was a range of $1.9-$2.1 million. The actual result for the quarter was at the high end of that forecast at $2.1 million. The accrual of $400,000 in life insurance proceeds helped to push fee income into the upper end of the projected range. For the third quarter, we anticipate fee income to fall within a range of $1.9-$2.1 million. The increase in consumer loan sales will, in part, offset the one-time gain from the life insurance proceeds.

Noninterest Expense

Our noninterest expense increased by 9.7% compared to second quarter last year, and was greater than our forecast of 7.8%. Loan officer commissions on the unexpected, but pleasant surprise, loan growth contributed to the increase in operating expenses. Our forecast for the third quarter is a range of $7.4-$7.7 million, which is a growth of 11.8%-15.4% in operating costs over the like quarter of 2005, and down slightly on a sequential

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FMSB - Record Profits in 2Q06

July 19, 2006

quarter basis to second quarter. We are considering several cost cutting measures that we anticipate implementing in the third quarter.

This press release contains forward-looking statements, including, among others, statements about our anticipated business banking and other loan and core deposit growth, anticipated sales of commercial real estate and consumer loans, fees from servicing income in connection with the sale of loans, our anticipated fluctuations in net interest margins, our anticipated stock option expenses, statements about our gap and net interest income simulation models, the information set forth in the section on "Outlook for Third Quarter 2006", and other matters that are forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations expressed in these forward-looking statements are based on reasonable assumptions within the bounds of our knowledge of our business, operations, and prospects, these forward-looking statements are subject to numerous uncertainties and risks, and actual events, results, and developments will ultimately differ from the expectations and may differ materially from those expressed or implied in such forward-looking statements. Factors that could affect actual results include the various factors affecting our acquisition and sales of various loan products, general interest rate and net interest changes and the fiscal and monetary policies of the government, economic conditions in our market area and the nation as a whole; our ability to continue to develop business banking, new deposits and loans; our ability to control our expenses while increasing our services, the quality of our operations; the impact of competitive products, services, and pricing; and our credit risk management. We disclaim any obligation to update or publicly announce future events or developments that might affect the forward-looking statements herein or to conform these statements to actual results or to announce changes in our expectations. There are other risks and uncertainties that could affect us which are discussed from time to time in our filings with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We are not responsible for updating any such forward-looking statements.

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Note: Transmitted on Business Wire at 1:00 p.m. PDT, July 19, 2006.